UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 1, 2006

CLARK, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	001-31256	52-2103926
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. employer identification no.)
102 South Wynstone Park Drive North Barrington, Illinois		60010
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (847) 304-5800

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a 12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e 4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On November 1, 2006, Clark, Inc., a Delaware corporation (the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with AUSA Holding Company, a Delaware corporation (“AUSA”), and AUSA Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of AUSA (“Purchaser”), pursuant to which Purchaser will commence a tender offer for all the outstanding shares of common stock of the Company, subject to the terms and conditions of the Merger Agreement. Concurrently with the execution of the Merger Agreement, the Company entered into an Asset Purchase Agreement (the “Sale Agreement”) with Clark Consulting, Inc., a Delaware corporation and wholly-owned subsidiary of the Company, Clark Wamberg, LLC, a Delaware limited liability company (“C-W Co.”) and Tom Wamberg, as a joint obligor with C-W Co., providing for the sale of certain assets to, and the assumption of certain liabilities by, C-W Co. AUSA is a subsidiary of AEGON N.V., one of the world's largest life insurance and pension groups.

During negotiations of the Merger Agreement, AUSA indicated that it would not purchase the Company unless a separate buyer was found for certain businesses which AUSA did not desire to own. Certain assets and liabilities related to these businesses are the subject of the Sale Agreement.

Merger Agreement

Pursuant to the Merger Agreement, and upon the terms and subject to the conditions thereof, Purchaser will commence a tender offer (the “Offer”) to acquire all of the outstanding shares of common stock, par value $0.01 per share, of the Company, at a price of $16.55 per share in cash (the “Offer Price”). The Offer will not be commenced for at least 15 business days, and unless extended, will remain open for at least 45 business days. Pursuant to the Merger Agreement, after the consummation of the Offer and subject to the satisfaction or waiver of certain conditions set forth in the Merger Agreement, Purchaser will merge with and into the Company (the “Merger”) and the Company will become a wholly-owned subsidiary of AUSA. In the Merger, any shares of Company common stock remaining outstanding following the consummation of the Offer, other than shares held by AUSA or Purchaser or by stockholders who have validly exercised their appraisal rights under Delaware law, will be converted into the right to receive the Offer Price.

The obligation of Purchaser to accept for payment and pay for the shares tendered in the Offer is subject to the expiration of any required waiting period under the Hart-Scott-Rodino Antitrust Improvements Act (the “HSR Condition”) and the Minimum Tender Condition. The Minimum Tender Condition provides that the Purchaser will not be required to accept for payment and pay for the shares tendered in the Offer unless there has been a valid tender of (i) a number of shares of the Company, which together with shares already beneficially owned by AUSA and Purchaser, represent at least a majority of the Company’s outstanding shares (determined on a fully diluted basis for outstanding stock options and rights to acquire Company shares), and (ii) a majority of the Company’s outstanding shares held by disinterested stockholders, and in each case such tendered shares have not been withdrawn. The HSR Condition and the Minimum Tender Condition may not be waived.

In addition, Purchaser will not be required to accept for payment and pay for the shares tendered in the Offer unless, among other conditions, the parties to the Sale Agreement have certified to Purchaser and AUSA that all conditions thereunder have been satisfied or waived, and C-W Co. and Mr. Wamberg have timely delivered to AUSA and Purchaser a copy of a firm commitment from a bank reasonably acceptable to AUSA and Purchaser, or evidence of an escrow deposit, in either case evidencing that C-W Co. and Mr. Wamberg will have sufficient funds immediately available to pay the purchase price and consummate the transactions contemplated by the Sale Agreement. As more fully described below, Mr. Wamberg is jointly and severally responsible for C-W Co.’s obligations under the Sale Agreement.

The Merger Agreement includes customary representations, warranties and covenants of the Company, AUSA and Purchaser. The closing of the Merger is subject to customary closing conditions and, depending on the number of shares held by AUSA and Purchaser after Purchaser’s acceptance of the shares properly tendered in connection with the Offer, approval of the Merger by the holders of the outstanding shares of Company common stock may be required.

Subject to the terms of the Merger Agreement, the board of directors of the Company may respond to and consider other unsolicited third-party offers to effect a tender offer, merger or other transaction with the Company which are received by the Company prior to conclusion of the Offer. The Merger Agreement also includes customary termination provisions for both the Company and AUSA and provides that, in connection with the termination of the Merger Agreement under specified circumstances, the Company may be required to pay AUSA a termination fee of $8,000,000 plus expenses.

A copy of the Merger Agreement is attached as Exhibit 2.1 to this report and is incorporated herein by reference. The foregoing description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement. The Merger Agreement contains representations and warranties the Company, AUSA and Purchaser made to each other as of specific dates. The assertions embodied in those representations and warranties were made solely for purposes of the contract among the Company, AUSA and Purchaser and may be subject to important qualifications and limitations agreed to by the Company, AUSA and Purchaser in connection with negotiating its terms. Moreover, some of those representations and warranties may not be accurate or complete as of any specified date, may be subject to a contractual standard of materiality different from those generally applicable to stockholders or may have been used for the purpose of allocating risk among the Company, AUSA and Purchaser rather than establishing matters as facts.

Sale Agreement

Subject to the terms and conditions of the Sale Agreement, the Company has agreed to sell to C-W Co., and C-W Co. has agreed to purchase from the Company and assume certain liabilities associated with, the operations and assets consisting of and relating to the Company’s businesses, other than the businesses that comprise the Company’s Corporate Solutions Group (which includes the Company's businesses formerly known as Executive Benefits Practice, Banking Practice and Clark Securities, Inc.). Specifically, C-W Co. has agreed to acquire the operations and businesses of the Company’s Healthcare Group and Federal Policy Group, Pearl Meyer & Partners, Clark Benson LLC, National Insurance Wholesalers, Inc. (formerly known as MedEx), Clark Retirement Plan Services, Inc. (formerly known as Baden), Clark Strategic Advisors, Inc., and the Company’s resource center. The aggregate purchase price for the businesses and assets to be purchased by C-W Co. is approximately $35.4 million. Mr. Wamberg has joined in the Sale Agreement in all respects as a joint and several obligor with C-W Co. and has agreed to provide all funds required to consummate the transactions, if necessary, without bank financing or equity contributions by others.

The transactions contemplated by the Sale Agreement are expected to close immediately after Purchaser’s acceptance of and payment for the shares in the Offer, and are subject to certain other customary closing conditions.

Certain current officers and directors of the Company and its subsidiaries are principals or members of C-W Co., including Mr. Wamberg, Chairman and Chief Executive Officer of the Company, James M. Benson, Chief Executive Officer of Clark Benson LLC, and Kenneth Kies, Managing Director of the Company’s Federal Practice Group. The Sale Agreement provides that the Company, through its investment banker, may solicit other potential buyers for the businesses to be sold to C-W Co. to determine if a superior transaction is available to the Company and its shareholders. The Company may complete such an alternative transaction on terms subject to the approval of AUSA if a proposal that is deemed superior by a special committee of independent directors of the Company is not met by C-W Co. and is accepted by the Company.  The sale of the assets pursuant to the Sale Agreement will not be consummated if such an alternative transaction is completed. If such an alternative transaction is completed, the Offer Price may be increased by up to 61.7% of the amount above the $35.4 million purchase price under the Sale Agreement. To neutralize a reduction in an expected tax benefit to AUSA resulting from the transaction, the surviving company would retain 38.3% of such increase.  Any such additional payment also may be reduced by AUSA’s estimate of the surviving company’s contingent liabilities, if any, related to such alternative transaction.

If such an alternative transaction is not completed, C-W Co. and Mr. Wamberg will remain subject to their obligations under the Sale Agreement. The sale of assets to C-W Co. and Mr. Wamberg will not occur if the Offer is not completed.

A copy of the Sale Agreement is attached as Exhibit 2.2 to this report and is incorporated herein by reference. The foregoing description of the Sale Agreement does not purport to be complete and is qualified in its entirety by reference to the Sale Agreement. The Sale Agreement contains representations and warranties the Company, Clark Consulting, Inc., C-W Co. and Mr. Wamberg, as a joint obligor with C-W Co., made to each other as of specific dates. The assertions embodied in those representations and warranties were made solely for purposes of the contract among the Company, Clark Consulting, Inc., C-W Co. and Mr. Wamberg, as a joint obligor with C-W Co., and may be subject to important qualifications and limitations agreed to by them in connection with negotiating its terms. Moreover, some of those representations and warranties may not be accurate or complete as of any specified date, may be subject to a contractual standard of materiality different from those generally applicable to stockholders or may have been used for the purpose of allocating risk among the Company, Clark Consulting, Inc., C-W Co. and Mr. Wamberg, as a joint obligor with C-W Co., rather than establishing matters as facts.

The disclosure concerning the amendment of the Company’s Rights Agreement under Item 3.03 below is incorporated into this Item 1.01 by reference.

Item 3.03 Material Modification to Rights of Security Holders

On November 1, 2006, the Company entered into an Amendment No. 1 (the “Amendment”), dated as of November 1, 2006, to its Rights Agreement (the “Rights Agreement”), dated as of July 10, 1998, between the Company and The Bank of New York, as rights agent, in connection with the transactions contemplated by the Merger Agreement. The Amendment excludes the Offer, the Merger and the other transactions contemplated by the Merger Agreement, or any announcement related thereto, from the provisions of the Rights Plan.

A copy of the Amendment is attached hereto as Exhibit 4.1 and is incorporated herein by reference. The foregoing description of the Amendment is qualified in its entirety by reference to the full text of the Amendment.

Item 9.01 Financial Statements and Exhibits.

      (d) Exhibits

Exhibit 2.1
Agreement and Plan of Merger, dated as of November 1, 2006, by and among the Company, AUSA Holding Company and AUSA Merger Sub, Inc. (The Company will furnish supplementally a copy of any omitted schedule or exhibit to the Securities and Exchange Commission (the “Commission”) upon its request).

Exhibit 2.2
Asset Purchase Agreement, dated as of November 1, 2006, among the Company, Clark Consulting, Inc., Clark-Wamberg, LLC, and W.T. Wamberg, as a joint and several obligor. (The Company will furnish supplementally a copy of any omitted schedule or exhibit to the Commission upon its request).

Exhibit 4.1	Amendment No. 1, dated as of November 1, 2006, to the Rights Agreement dated as of July 10, 1998, between the Company and The Bank of New York, as rights agent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CLARK, INC.

Date: November 6, 2006	By:	/s/Jeffrey W. Lemajeur
Jeffrey W. Lemajeur
Chief Financial Officer

INDEX TO EXHIBITS

Exhibit
2.1	Agreement and Plan of Merger, dated as of November 1, 2006, by and among the Company, AUSA Holding Company and AUSA Merger Sub, Inc.
2.2	Asset Purchase Agreement, dated as of November 1, 2006, among the Company, Clark Consulting, Inc., Clark-Wamberg, LLC, and W.T. Wamberg, as a joint and several obligor.
4.1	Amendment No. 1, dated as of November 1, 2006, to the Rights Agreement dated as of July 10, 1998, between the Company and The Bank of New York, as rights agent.